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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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LAIDLAW INTERNATIONAL, INC.

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F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
C O R P O R A T E  P A R T I C I P A N T S
Sarah Lewensohn
Laidlaw International, Inc. — Director IR
Kevin Benson
Laidlaw International, Inc. — President, CEO
Beth Corvino
Laidlaw International, Inc. — EVP, General Counsel
Jeff Sanders
Laidlaw International, Inc. — VP, CFO
C O N F E R E N C E  C A L L  P A R T I C I P A N T S
Ian Zaffino
Oppenheimer — Analyst
Heather McPherson
T. Rowe Price — Analyst
P R E S E N T A T I O N
Operator
Greetings, ladies and gentlemen, and welcome to the Laidlaw International second-quarter fiscal 2007 results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Sarah Lewensohn.
Sarah Lewensohn - Laidlaw International, Inc. — Director IR
Welcome to Laidlaw International’s second-quarter fiscal 2007 earnings conference call. With us today from Laidlaw International is Kevin Benson, President and Chief Executive Officer; Beth Corvino, Executive Vice President and General Counsel; and Jeff Sanders, Vice President and Chief Financial Officer. Steve Gorman of Greyhound, Doug Carty of Education Services, and Gil West of Public Transit are also on the line should there be any questions.
During the call today, we will provide some prepared remarks, and then Kevin will open the call to your questions. Following the call, a replay will be available via the Internet and by telephone, and a transcript will be available through StreetEvents.
As I start every call, I would like to read the following. Certain statements made during this conference call, including statements regarding the status of future operating results, and market opportunities, and other statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, position, strategy, and similar expressions. Such statements involve certain risks and uncertainties and assumptions that include but are not limited to risks and uncertainties related to the proposed merger with FirstGroup, including but not limited to receiving approval from stockholders of both Laidlaw and FirstGroup and the required regulatory agencies, as well as other customary closing conditions; economic and other market factors including competitive pressures and changes in pricing policies; the ability to implement initiatives designed to increase operating efficiencies or improve results; costs and risks associated with litigation and indemnification obligations; changes in interpretations of existing or the adoption of new legislation, regulations, or other laws; the potential for rising labor costs and actions taken by organized labor unions; continued increases in prices of fuel and potential shortages; control of costs related to accident and other risk management

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
claims; terrorism and other acts of violence; the ability to produce sufficient future taxable income to allow us to recover our deferred tax assets; the ability to pay dividends; potential changes in the mix of businesses we operate; and the inability to earn sufficient returns on pension plan assets thus requiring increased funding.
Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements whether as a result of new information, future events, or otherwise.
You are advised, however, to consult any further disclosures the Company make on related subjects, as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission, in particular, the Company’s risk factors as set forth in its most recently filed annual report on Form 10-K.
With that, let me turn this over to Kevin Benson, President and CEO of Laidlaw International.
Kevin Benson - Laidlaw International, Inc. — President, CEO
Thank you, Sarah. Good morning, ladies and gentlemen. In February, we announced our merger with FirstGroup, and our trading numbers reflect that a significant portion of our stock has changed hands subsequent to that announcement. From the questions that we have received since then, it is clear that there is a lot of interest in the status of our agreement with FirstGroup. Accordingly, we’re changing the format of this call to try to respond as best we are permitted to those questions.
So I will start with a few general comments on our performance in the quarter, and also provide you with some thoughts on the operations of each of our businesses. Beth Corvino, our General Counsel, will then update you on our progress with First since our announcement on Feb. 9, after which Jeff Sanders, our Chief Financial Officer, will do a more detailed review of the financials.
Although they will not make formal comments, the operational CEOs are present and are available to answer your questions later in the call.
We issued our results for the quarter yesterday — I beg pardon, last week now; and they are in line with our expectations. EBITDA, while below last year, is slightly ahead of our plan for the quarter, reflecting both the reduction in insurance costs and the efforts of all of our businesses to find ways to offset rising employment and fuel cost.
Our largest operation is our school bus group. Here we have made good progress in restoring revenue growth after some years of selectively eliminating contracts where margins did not compensate for risk or investment. While new contracts usually account for most of this growth, we have also seen significant growth in existing contracts this year. New Orleans remains a focal point in this effort, as routes there have increased from 76 last August at the start of the school year to over 265 today.
We also continue to pursue strategic acquisitions and in the quarter closed on the acquisition of Langdon Coach in Ontario, Canada. Langdon operates 200 buses and will contribute approximately $8 million to revenue annually.
Winter weather was a challenge in the quarter, and school closings for snow days cost us $7 million of revenue. Now most of this will come back in the fourth quarter as the school’s make up the educational day quota.
We have also paid close attention to the cost side, essential in a commodity based business. The result has been our ability to mitigate rising compensation and fuel costs with reductions in a number of areas, particularly insurance.

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
Equally impressive has been this group’s safety performance, one that continues to play a major role in the reduction of those insurance costs.
Our strategy to buy buses ahead of schedule and avoid the unknown risks of the new engine technology required for 2007 has also been validated. It has become apparent that bus manufacturers continue to have challenges satisfying new engine requirements with any consistency.
On previous calls, we mentioned the investment we’re making to enhance the use of technology as a control tool for our more than 40,000 buses. We have continued to invest in these systems. A new vehicle management system is currently being rolled out across the Company. A new charter management system has been tested and is about to be rolled out. Our new onboard GPS-driven branch operating system is currently in testing.
All of these systems are directed towards providing operating management with data to pinpoint areas of opportunity or those requiring management attention on an exception basis. Our objective is to free up our front-line management to focus on the key areas of customer and driver satisfaction.
As the numbers show, Greyhound experienced a revenue decline in the quarter. This flowed from a higher than anticipated level of price elasticity with gas pump (indiscernible) prices during the quarter at a relatively modest $2.25 to $2.30 a gallon level. In addition, the traffic generated from the hurricanes in the previous year returned to more normal levels.
Greyhound mitigated the six effects of this reduction through a careful control of costs and with strict operating procedures governing extra sections.
Utilizing the information systems developed over the past three years, a recently implemented targeted price reduction in those regions with significant elasticity effects. These have been supported by an extensive marketing campaign in the relative areas. In addition, gas prices have risen $0.30 to $0.40 a gallon in most areas of the country. It is clearly too early to declare victory, but we are encouraged by the results to date from these changes.
We have also undertaken an extensive study of the fast-growing Hispanic market in the United States. We believe this market presents an exciting area of growth for Greyhound, and we’re developing a number of revenue initiatives targeted at the Southwest and cross-border market areas.
The third segment of our business is Public Transit, which, while the smallest of our operations, is one that has shown increasing strength over the past year. While the numbers show that revenue is essentially flat, achieving this after losing a major contract last year is an accomplishment in itself. Since then, we have won contracts to replace that revenue and have seen significant growth in some of our existing contracts in the Western United States.
In addition, we have been able to increase EBITDA by addressing costs, while continuing our focus on the key aspects of customer service and safety. As I mentioned last quarter, Gil West joined us last December as the chief executive of this operation and has brought new depth to the management team.
Ladies and gentlemen, clearly the discussions and negotiations with the FirstGroup have occupied a significant portion of our time over the past few months. However, we have not lost our focus on the need for performance in the operations of the Company. Accordingly, as stated in the press release, we are not changing our earnings guidance for the year.
With that, I will ask Beth to comment on the status of our agreement with FirstGroup, and then Jeff will talk to the financial numbers, and then as always we will open up the call to your questions. Thanks.

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
Beth Corvino - Laidlaw International, Inc. — EVP, General Counsel
Thanks, Kevin. As all of you well know, on February 9 we announced our agreement to be acquired by FirstGroup through a merger transaction. Before we can close the deal, we need to get certain approvals and satisfy certain conditions. While the proxy statements and the exhibits list all the conditions to closing — and of course, I do encourage you to review them — I thought I would limit my comments this morning to a few of the more significant conditions.
Those include having shareholders of both companies approve the transaction; getting approval from antitrust authorities under the Hart-Scott-Rodino Act in the U.S. and the Competition Act in Canada; and getting approvals from the Surface Transportation Board and the Committee on Foreign Investment. So I would like to give you an update on where we stand with these closing conditions and the timeline.
For shareholder approval we filed our proxy statement with the SEC, which has been distributed to stockholders of record as of March 19. On April 20, next week, we will hold a special meeting of stockholders to vote on the proposed merger. FirstGroup will hold their meeting, which is called an Extraordinary General Meeting of their shareholders, to vote on the merger and related matters on the same day in the UK.
The Boards of Directors of both companies have recommended that their shareholders vote in favor of the merger.
The two companies have also submitted filings to all those regulatory agencies I just mentioned that are required to approve the deal. FirstGroup recently refiled its premerger notification report under the Hart-Scott-Rodino Act to provide additional time for the Department of Justice to complete its assessment of the proposed deal. The waiting period under the Hart-Scott Act will expire on April 30, unless the time period is terminated earlier or extended.
With respect to Canada, FirstGroup filed its premerger notification form with the Bureau of Competition, and the 14-day statutory waiting period has now expired. As is common, though, the Bureau is continuing its assessment of the proposed transaction. FirstGroup has also requested formal written clearance of the deal from the Competition Bureau, the receipt of which is a condition to closing.
The U.S. Surface Transportation Board has granted tentative authority of our transaction and has published notice in the Federal Register for a 45-day comment period, which expires May 21.
Finally, Laidlaw and FirstGroup filed a voluntary notification, often called an Exon-Florio filing, of the proposed deal with the Treasury Department’s Committee on Foreign Investment; and this review period expires May 2.
We continue to expect that our deal will close sometime within the next several month period. I am sorry that we can’t be more specific, but we are not in a position to speculate about when. I am sure that some of you still have questions, but this is the only information that we can share with you at this time. So we won’t be answering further questions on the specific legal and regulatory approval process or on the timeline. Thanks for your understanding on that.
With that, let me hand it over to Jeff Sanders to review the financials.
Jeff Sanders - Laidlaw International, Inc. — VP, CFO
Thanks, Beth. Hopefully you have all have a chance to review yesterday’s earnings release and 10-Q filing. Obviously, there’s a lot of information provided in those documents, but I am going to focus my comments this morning on results for the quarter and guidance for the year.
During the quarter, consolidated revenue was essentially flat, with a $24 million increase at Education Services offsetting a $23 million decline at Greyhound. The 5.7% growth in revenue at Education Services is particularly impressive when considering

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
that school cancellations due to bad weather reduced revenue by nearly $7 million or 1.6% this quarter. Fortunately, we will see most of this revenue come back in our third and fourth quarters as the snow days are made up later in the school year.
Like last quarter, the revenue growth was pretty evenly split between price increases and new business, as revenue lost due to our up-and-out bidding strategy has been completely offset with organic growth on existing contracts and increased charter sales and extra [curricular] work.
At Greyhound, we saw a decline in revenue as reduced passenger volumes more than offset a slight increase in ticket prices. As you will recall, Greyhound instituted across-the-board ticket price increases last year which totaled nearly 11%. The elasticity effects from the price increases appear to have increased over the last several months. This coupled with bad weather and the loss of hurricane-related volume we saw last year has driven the decline in passenger volumes.
In response on March 1, Greyhound implement targeted price reductions on those city pairs and mileage bands experiencing the largest volume declines. The price reductions in these markets averaged 3.5% and would represent an overall systemwide decrease of approximately 1.5%. So far we have been encouraged by these changes and have seen a noticeable improvement in passenger trends in the affected markets.
Our consolidated EBITDA was $116 million, down a bit from last year as improved profit performance at Public Transit was not enough to offset lower EBITDA at Greyhound.
Before commenting further, let me remind you that EBITDA is a non-GAAP measure. However, we find it useful in tracking performance. We measure it simply — operating income before depreciation and amortization — and would encourage you to review the reconciliations attached to the press release.
Education Services EBITDA was even with prior year at $92 million, although, as expected, margins declined.
During the quarter, we had a $4 million increase in expenses related to initiatives underway to improve our operating systems. These expenses essentially offset the EBITDA contribution from increased revenues, causing the lower margin.
Good safety performance at Education Services resulted in a nearly $7 million reduction in insurance cost this quarter. However, a 16% increase in fuel prices and some administrative spending that hit a little earlier this year than last offset this benefit.
Lower insurance cost also helped Public Transit this quarter, where we had a $2 million increase in EBITDA.
I think it is worth touching on the improvement in insurance cost, a trend that now spans more than three years at Education Services and Public Transit. We believe these improvements are the result of several positive factors — a gradual improvement in accident frequencies over the last few years; a significant push to close older workers compensation claims; and a marked reduction in the number of large claims. We live and breathe safety every day, so we are especially proud of our results in this important area.
In what is their slowest quarter of the year, Greyhound produced $17 million of EBITDA, representing a margin of 6.3%. Compared to last year, EBITDA declined $9 million, reflecting the lower revenues generated, higher fuel prices, and a $4 million increase in insurance cost. While accident frequencies at Greyhound have been pretty stable over the years, during this quarter we increased reserves upon settlement of a significant claim incurred over five years ago which drove up insurance costs.
Moving down the income statement, depreciation expense was $4 million higher than the below-normal levels we saw last year. As a reminder, we extended the depreciable life of our school buses last year and this produced a onetime benefit to depreciation expense in 2006.

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
Interest expense also increased $9 million, reflecting the new interest on our $500 million term note issued last year as part of our balance sheet recapitalization. Additionally, we incurred $5.9 million or $0.07 per share in merger-related costs, which are included in other income expense net on the income statement. All this results in an income from continuing operations of $19 million or $0.23 per share, down from last year’s $38 million and $0.38 per share.
Turning to guidance for the year, we now see consolidated revenue coming in a little below our previous call of a 2% to 4% increase over last year and are now forecasting an increase in consolidated revenue of 1% to 3%. The reduced revenue forecast reflects a lower than planned Canadian dollar exchange rate and softer passenger demand at Greyhound.
We are, however, maintaining our annual guidance for EBITDA, EPS, and CapEx at the levels previously established. As a quick reminder, these are consolidated EBITDA in the 470 to $500 million range, EPS between $1.35 to $1.55 per share, and net capital expenditures in the 230 to $260 million range.
A couple items to note, however. Given the uncertainty as to when merger-related expenses might be incurred, our EPS guidance only includes the $5.9 million of costs incurred to date. Additionally, while our CapEx guidance assumes some modest spending for new contract wins, a better-than-expected bid season could require an upward revision to the CapEx forecast. With that, let me turn things over to Kevin for the Q&A period.
Kevin Benson - Laidlaw International, Inc. — President, CEO
Thank you, Jeff and Beth. Ladies and gentlemen, we changed — as I mentioned earlier, we changed the format of this meeting to attempt to respond to the tenor and tone of the questions that we have received in advance of the meeting, but do not mean in any way to inhibit questions you might have of our operating CEOs. So with that, let me further — you back to you, Joe, and ask if you would poll for questions.
Q U E S T I O N S  A N D  A N S W E R S
Operator
(OPERATOR INSTRUCTIONS) Ian Zaffino with Oppenheimer.
Ian Zaffino - Oppenheimer — Analyst
Hi, thank you. Good morning. A couple questions. The first one would be on the Greyhound price reduction. What percentage was the blended rate, as far as the reduction? Is there a number you could give us?
Jeff Sanders - Laidlaw International, Inc. — VP, CFO
The ticket price increases they took would represent a 1.5% reduction to the overall systemwide revenue base.
Ian Zaffino - Oppenheimer — Analyst
Okay. Then, what is the band as far as what would be the greatest rollback price?

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
Kevin Benson - Laidlaw International, Inc. — President, CEO
I am not sure we have given that. I am not sure we have got that specific —.
Jeff Sanders - Laidlaw International, Inc. — VP, CFO
Well, in my comments, we did say that in the affected regions, the average reduction was 3.5%.
Ian Zaffino - Oppenheimer — Analyst
Okay. Then as far as the guidance, you are lowering revenues and keeping EBITDA the same. Does that assume that you’re going to be finding more opportunities for margin expansion? If you could give color on that, that would be great.
Kevin Benson - Laidlaw International, Inc. — President, CEO
No, I think we give guidance for the year, which obviously takes into account our plans and our latest estimates. I think we stated at the beginning of the year that we expected the second half of the year to be stronger versus last year than the first half the year, and we gave reasons for that. But beyond that, I don’t think we have commented or would comment now, Ian.
Ian Zaffino - Oppenheimer — Analyst
Okay. Then last question, what is your fuel price assumption in the guidance?
Kevin Benson - Laidlaw International, Inc. — President, CEO
Again, I don’t think we give that information publicly. Jeff, is there —?
Jeff Sanders - Laidlaw International, Inc. — VP, CFO
I would say that we do go through a formal forecasting process fairly shortly before all of these calls. It is based on the current market conditions at that period of time, taking into account whatever we have hedged through the period as well, too. So you know, I would say it was what the market was about three weeks ago.
Ian Zaffino - Oppenheimer — Analyst
Okay, so the EBITDA guidance, although it is — you are just confirming it, it is actually based on fuel prices three weeks ago?
Kevin Benson - Laidlaw International, Inc. — President, CEO
Taking into account —.
Ian Zaffino - Oppenheimer — Analyst
Hedges, right?

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
Kevin Benson - Laidlaw International, Inc. — President, CEO
Taking into account the extensive hedging program that we have.
Ian Zaffino - Oppenheimer — Analyst
Okay, thank you very much.
Operator
(OPERATOR INSTRUCTIONS) Heather McPherson with T. Rowe Price.
Heather McPherson - T. Rowe Price — Analyst
Hi, I just want to make sure. I didn’t quite catch that last statement about there could be an upward revision to the capital costs if the bid — about — concerning the bid environment. Do you mind just repeating that?
Jeff Sanders - Laidlaw International, Inc. — VP, CFO
Sure. The bid season for our Education Services business for the next school year basically happens starting now and running till about the end of our third fiscal quarter. To the extent that we have new contract wins, that will require buses; and generally we buy those buses in the fourth fiscal quarter just before the start of the school year.
So when we are giving guidance generally speaking, we start the year making some assumptions about a modest level of new contract wins. But to the extent that we have a very successful contract bid season, not unlike we had last year, it can require us to up the guidance pretty late in the year.
Heather McPherson - T. Rowe Price — Analyst
Okay. Then Kevin, just quickly, is there anything that you all have been doing in the Public Transit business differently that has allowed you to see these contract wins successfully in the last three to six months?
Kevin Benson - Laidlaw International, Inc. — President, CEO
Heather, yes, I think this goes back a year or more. One thing we haven’t said before, we did establish within the Company a little over a year ago an internal management development program, as we recognized that the major reason for wins [candidly] or awards was the quality of the people who would be running the actual contract. That has generated an internal source of excellent management. I think that is the first one.
The second one is that we have taken a far more targeted approach to our bidding. Where perhaps a year or two ago we were inclined to be more shotgun in our approach. So we are targeting the areas and the contracts that we want. We are clearly training management to handle and manage those contracts, and focusing very heavily on customer service. I think all those things are paying dividends.
Along with that, an extensive control over costs, watch over costs in the past six to eight months, I think, is all helping the bottom line today.

F I N A L  T R A N S C R I P T
Apr. 10. 2007 / 10:00AM, LI — Q2 2007 Laidlaw International, Inc. Earnings Conference Call
Heather McPherson - T. Rowe Price — Analyst
Okay, great. Thanks.
Kevin Benson - Laidlaw International, Inc. — President, CEO
Ladies and gentlemen, we don’t appear to have any other questions. Not surprising; this is a different call, and I’m sure the questions are around the issues that Beth discussed. Obviously as we have more to tell you, we will.
But absent further questions, I will thank you all for joining us this morning and look forward to talking with you again. Thank you, Joe.
Operator
Thank you. This concludes today’s teleconference. Thank you for your participation.